EXHIBIT 10.35
Execution Version

Third Amendment to Amended and Restated Credit Agreement

This Third Amendment to Amended and Restated Credit Agreement (this “Amendment”), dated as of December 22, 2009, is among SunPower Corporation, a Delaware corporation (“SunPower”), SunPower North America, LLC, a Delaware limited liability company (“SunPowerNA”), SunPower Corporation, Systems, a Delaware corporation (“SunPower Systems”), and Wells Fargo Bank, National Association (“Bank”).

Recitals

Whereas SunPower and Bank have previously entered into that certain Amended and Restated Credit Agreement, dated as of March 20, 2009 (as amended, amended and restated and/or otherwise supplemented or modified prior to the date hereof (including, without limitation, pursuant to that certain First Amendment to Amended and Restated Credit Agreement, dated as of April 17, 2009, and that certain Second Amendment to Amended and Restated Credit Agreement, dated as of August 31, 2009), the “Existing Credit Agreement”);

Whereas SunPower previously disclosed, on November 16, 2009, that the financial statements of SunPower for its 2008 fiscal year and for the first three fiscal quarters of its 2009 fiscal year (the “Specified Financial Statements”) contain certain accounting errors related to expenses in the costs of goods sold (the “Specified Financial Statement Accounting Errors”);

Whereas Bank has advised SunPower, SunPower NA and SunPower Systems that the Specified Financial Statement Accounting Errors constitute an Event of Default under:  (a) Section 6.1(b) of the Existing Credit Agreement; and (b) Section 6.1(d) of the Existing Credit Agreement (such Events of Default, collectively, the “Specified Events of Default”);

Whereas each of SunPower, SunPowerNA and SunPower Systems has requested that Bank, subject to and upon the terms and conditions contained herein:  (a) waive the Specified Events of Default; and (b) amend the Existing Credit Agreement; and

Whereas Bank is willing, subject to and upon the terms and conditions contained herein, to waive the Specified Events of Default and to amend the Existing Credit Agreement;

Agreement

Now, therefore, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Section 1. Definitions.  Each capitalized term used but not otherwise defined herein has the meaning ascribed thereto in the Existing Credit Agreement.

Section 2.Waiver of Specified Defaults.  Subject to Section 5 hereof, Bank hereby waives the Specified Events of Default; provided that the waiver set forth in this Section 2 shall not extend or apply to:  (a) any Event of Default under Section 6.1(d) of the Existing Credit Agreement arising by virtue of the Specified Events of Default, unless the defaults under the affected contract(s) or instrument(s) are waived by the other party(ies) thereto on or before December 31, 2009 by a Modification (as that term is defined in the Existing Credit Agreement as amended hereby) that does not:

(i) contain terms that are determined by Bank to be more restrictive or onerous than the terms contained in this Amendment and (ii) result in an Event of Default or Default (as hereinafter defined); and (b) any Event of Default (or any event which, with the giving of notice, the lapse of time or both, would constitute an Event of Default (any of the foregoing, a “Default”)) other than the Specified Events of Default.

Section 3. Amendments to Credit Agreement.  Subject to Section 5 hereof and notwithstanding anything to the contrary contained in the Existing Credit Agreement, the Existing Credit Agreement is hereby amended as follows:

(a)Section 1.1(b) of the Existing Credit Agreement is amended by amending and restating the last sentence thereof to read in full as follows:

In the event that any Subfeature Letter of Credit remains outstanding on the maturity date of the Line of Credit (and the Line of Credit has not been renewed or extended) or in the event of any drawing under a Subfeature Letter of Credit, Borrower shall on demand by Bank deliver to Bank cash or cash equivalents acceptable to Bank, to be maintained in an account at Bank (including its Cayman Islands Branch) separate and apart from any account that secures the Letter of Credit Line (the “Line of Credit Cash Collateral Account”), in the aggregate Dollar Equivalent Amount then available to be drawn under all outstanding Subfeature Letters of Credit (plus the amount drawn and not yet reimbursed under all Subfeature Letters of Credit) in which Bank is granted a possessory security interest of first priority.

(b)Section 5.3 of the Existing Credit Agreement is amended by adding and inserting a new sentence at the end thereof as follows:

In addition, Borrower shall not amend, supplement or otherwise modify (or permit any of the foregoing) or request or agree to any consent or waiver under (any of the foregoing, a “Modification”) any evidence of Permitted Indebtedness without the prior written consent of Bank, except to the extent that such Modification of Permitted Indebtedness does not result and could not reasonably be expected to result in an Event of Default or any event which, with the giving of notice, the lapse of time or both, would constitute an Event of Default.

(c)In addition to the other covenants contained in Article IV of the Existing Credit Agreement, Article IV of the Existing Credit Agreement is hereby amended to require that, on or before February 16, 2010, SunPower shall:  (i) (A) file with the SEC restated financial statements for all fiscal periods impacted by the Specified Financial Statement Accounting Errors and/or (B) provide to Bank a certificate addressed to Bank, duly executed and delivered by the chief executive officer, president, chief financial officer, treasurer or controller of SunPower, certifying in reasonable detail the basis upon which SunPower has concluded that financial statements for any or all of such fiscal periods do not require restatement; and (ii) provide to Bank a certificate addressed to Bank, duly executed and delivered by the chief executive officer, president, chief financial officer, treasurer or controller of SunPower, certifying that, to the best of SunPower’s knowledge after due inquiry, the Specified Financial Statement Accounting Errors have not resulted in any Events of Default other than the Specified Events of Default.

(d)Section 7.3 of the Existing Credit Agreement is hereby amended and restated to read in full as follows:

SECTION 7.3.  COSTS, EXPENSES AND ATTORNEYS’ FEES.  Borrower shall pay to Bank immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys’ fees (to include outside counsel fees and al allocated costs of Bank’s in-house counsel), expended or incurred by Bank in connection with (a) the negotiation and preparation of this Agreement and the other Loan Documents, Bank’s continued administration hereof and thereof, and the negotiation and preparation of any amendments, modifications or waivers of, or consents relating to, the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (b) the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (c) the enforcement or protection of Bank’s rights (including, without limitation, all such out-of-pocket expenses incurred during any workout or restructuring (or negotiations in connection with the foregoing) under any of the Loan Documents and/or the collection of any amounts that become due to Bank under any of the Loan Documents and (d) the prosecution or defense of any action or proceeding in any way related to any of the Loan Documents, including, without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including, without limitation, any adversary proceeding, contested matter or motion brought by or against Bank or any other person or entity) relating to Borrower or any other person or entity.

Section 4.Representations and Warranties.  Each of SunPower, SunPowerNA and SunPower Systems hereby represents and warrants to Bank as follows:

(a)Other than the Specified Events of Default, no Default or Event of Default has occurred and is continuing (or would result from the amendments to the Existing Credit Agreement proposed to be effected hereby).

(b)The execution, delivery and performance by each of SunPower, SunPowerNA and SunPower Systems of this Amendment have been duly authorized by all necessary corporate or other action and do not and will not require any registration with, consent or approval of, or notice to or action by, any person or entity in order to be effective and enforceable.

(c)All representations and warranties of each of SunPower, SunPowerNA and SunPower Systems contained in each Loan Document to which each is a party are true, correct and complete in all material respects (except to the extent such representations and warranties (i) expressly refer to an earlier date, in which case they are true, correct and complete as of such earlier date, (ii) are inaccurate due to the Specified Financial Statement Accounting Errors, which inaccuracy is expressly addressed by this Amendment or (iii) refer to the absence of Defaults or Events of Default, in which case they are true, correct and complete as to the absence of Defaults or Events of Default other than the Specified Events of Default).

Section 5. Effectiveness.  This Amendment shall become effective as of the date first set forth above (such date, the Effective Date”) upon the satisfactions of the following conditions:

(a)Bank shall have received an original of this Amendment, duly executed and delivered by each of SunPower, SunPowerNA and SunPower Systems;

(b)each of the representations and warranties of SunPower, SunPowerNA and SunPower Systems contained in Section 4 of this Amendment shall be true, correct and complete; and

(c)Bank shall have received in immediately available U.S. Dollars, all out-of-pocket costs and expenses (including reasonable attorneys’ fees and costs) incurred by Bank in connection with the Specified Events of Default, this Amendment and the transactions contemplated hereby and invoiced to SunPower prior to the date on which this Amendment is otherwise to become effective; provided that the failure to invoice any such amounts to SunPower prior to such date shall not preclude Bank from seeking reimbursement of such amounts, or excuse SunPower from paying or reimbursing such amounts, following the  Effective Date.

Section 6.General Provisions.

(a)Each of SunPower, SunPowerNA and SunPower Systems specifically acknowledges and agrees that:  (i) the execution and delivery by Bank of this Amendment shall not be deemed to create a course of dealing or otherwise obligate Bank to execute similar agreements under the same, similar or different circumstances in the future; (ii) Bank does not have any obligation to SunPower or any Third Party Obligor to further amend provisions of the Credit Agreement or the other Loan Documents or to grant the same, similar or different waivers of any future Defaults or Events of Default; and (iii) except as expressly set forth herein, the Existing Credit Agreement and each of the other Loan Documents, and the representations, warranties, covenants, understandings and agreements of SunPower and each Third Party Obligor thereunder, shall remain unchanged and in full force and effect.

(b)This Amendment shall be binding upon and inure to the benefit of the parties to the Existing Credit Agreement and their respective successors and assigns.

(c)This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.  Each of the parties hereto understands and agrees that this document (and any other document required herein) may be delivered by the other party thereto either in the form of an executed original or an executed original sent by telefacsimile or electronic transmission to be followed promptly by mailing of a hard copy original, and that receipt by Bank by electronic mail or telefacsimile transmission of a document purportedly bearing the signature of any party hereto shall bind such party with the same force and effect as the delivery of a hard copy original.

(d)This Amendment contains the entire and exclusive agreement of the parties to the Existing Credit Agreement with reference to the matters discussed herein.  This Amendment supersedes all prior drafts and communications with respect hereto.  This Amendment may not be amended except in accordance with the provisions of the Credit Agreement.

(e)Each reference to “this Agreement,” “hereof,” “hereunder,” “herein” and “hereby” and each other similar reference contained in the Existing Credit Agreement, and each reference to the “Credit Agreement” and each other similar reference in the other Loan Documents, shall from and after the Effective Date, refer to the Existing Credit Agreement, as amended hereby.  This Amendment and the Existing Credit Agreement shall be read together, as one document.  This Amendment is a Loan Document.

(f)This Amendment is subject in all respects to Section 7.10 and 7.11 of the Existing Credit Agreement, each of which is incorporated herein, mutatis mutandis.

[Document continues with signature pages.]

In Witness Whereof, the parties hereto have caused this Third Amendment to Amended and Restated Credit Agreement to be duly executed as of the date first written above.

SunPower:

SUNPOWER CORPORATION a Delaware corporation

By:	/s/ Dennis Arriola
Name: Dennis Arriola
Title: SVP & CFO

Third Party Obligors:
SUNPOWER NORTH AMERICA, LLC a Deleware limited liability company

By:	/s/ Dennis Arriola
Name: Dennis Arriola
Title: SVP & CFO

SUNPOWER CORPORATION, SYSTEMS a Delaware corporation

By:	/s/ Dennis Arriola
Name: Dennia Arriola
Title: SVP & CFO

BANK: WELLS FARGO BANK< NATIONAL ASSOCIATION, a national banking association

Date	By:	/s/ Matt Servatius
Name: Matt Servatius
Title: Vice President